Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Stewart Information Services Corporation:
We consent to the use of our reports with respect to the consolidated financial statements and all related financial statement schedules, and the effectiveness of internal control over financial reporting incorporated by reference in the registration statement.
Our report on the consolidated financial statements and the related financial statement schedules refers to the adoption, effective January 1, 2009, of Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (included in FASB ASC Topic 810, Consolidation), and effective January 1, 2008, the adoption of SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (included in FASB ASC Topic 825, Financial Instruments).
/s/ KPMG LLP
Houston, Texas
January 13, 2011